FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS THIRD QUARTER 2003 SALES UP 53%
 TO A RECORD $57 MILLION;
 2003 SALES AND EARNINGS ESTIMATES AGAIN REVISED UPWARD

New York, New York, October 9, 2003: Inter Parfums, Inc. (NASDAQ National Market: IPAR) today announced that third quarter sales aggregated $57 million, or 53% ahead of the $37.4 million reported in the third quarter of 2002. Through the first nine months of 2003, sales approximated $136 million, up 46% compared with $93.2 million in the same period one year earlier. In constant dollars sales were up 44% and 34% for the three and nine month periods ended September 30, 2003, as compared to the 2002 periods. The Company expects to issue its complete results for the third quarter during the week of November 3, 2003.

Inter Parfums is also raising its 2003 sales and earnings guidance. If the dollar remains at current levels, the Company is projecting sales of between $177 million and $179 million, which represents a 36% to 37% gain over 2002's record sales of $130.4 million. Similarly, the Company has increased its profitability forecast for the year and expects to report net income in the range of $12.7 million to $12.9 million. As compared to 2002's net income of $9.4 million, today's upward revision reflects a 35% to 37% increase from last year.

The prior guidance issued by Inter Parfums in July had 2003 sales in the $165 million to $168 million range resulting in net income of $11.6 million to $11.8 million.

Commenting, Jean Madar, Chairman & CEO of Inter Parfums, stated, "This is the second time we raised our sales and earnings forecast for 2003. This time, it is primarily attributable to the initial launches of the women's line Burberry Brit into a number of major markets including the United Kingdom, the United States, Spain, France and Italy. Launches of Burberry Brit will continue in the coming months in the rest of Europe, Asia, South America and the Middle East."

Mr. Madar went on to say, "The better than expected growth in the second half of the year also reflects an excellent reception of Diane von Furstenberg Beauty, our first ever line of prestige cosmetics. U.S. distribution, which is planned for 35 doors, began in September at Henri Bendel in New York, and is presently in select Saks Fifth Avenue and Nordstrom stores."

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation. Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, and Diane von Furstenberg. It is also a leading producer and supplier of mass market fragrances, cosmetics and personal care products. The Company's products are sold in over 100 countries worldwide.

Contact at Inter Parfums, Inc.                         or                           Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO                                           The Equity Group Inc.
 (212) 983-2640                                                                            Linda Latman (212) 836-9609 / llatman@equityny.com
rgreenberg@interparfumsinc.com                                                  Sarah Torres (212) 836-9611 / storres@equityny.com
 www.interparfumsinc.com                                                             www.theequitygroup.com